EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Stock Option Subscription Plan 2013-1, BSA 2013-1 (Warrants) Issuance Agreement and BSA (Warrants) Issuance Agreement, dated June 25, 2013, of Sequans Communications S.A. of our report dated March 31, 2014, with respect to the consolidated financial statements of Sequans Communications S.A. included in the Annual Report (Form 20-F) for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

Ernst & Young Audit

/s/ Frédéric Martineau

Represented by Frédéric Martineau

Paris – La Défense, France

March 31, 2014